Exhibit 99.1

RPC, Inc. Expands its Permian Operations with Acquisition of Pintail Completions, a Leading Wireline Completions Services Company

ATLANTA, April 2, 2025 — RPC, Inc. (NYSE: RES) (“RPC”) announced the acquisition, effective April 1, 2025, of Pintail Alternative Energy, L.L.C. (“Pintail”), which does business under the name “Pintail Completions”, for approximately $245 million, subject to customary post-closing adjustments. Pintail is headquartered in Midland, Texas and is a leading provider of oilfield wireline services in the Permian basin.

Strategic Highlights

●	Strategic acquisition of wireline completions services market leader in Permian Basin
●	Aligns with RPC’s focus on service lines that command strong margins and demonstrate high free cash flow conversion characteristics
●	Builds on RPC’s diversified oilfield services platform with geographic concentration in the most active oil producing region in the U.S. land market
●	Pintail operates more than 30 active fleets, and its conventional and electric wireline units are among the newest in the industry
●	Pintail maintains trusted relationships with blue chip E&Ps by delivering service excellence, safety, low emissions and fuel cost efficiencies
●	Pintail’s full year calendar 2024 revenues were approximately $409 million
●	Acquisition is expected to be accretive to RPC’s 2025 earnings per share and operating and free cash flow (operating cash flow less capital expenditures)

Management Commentary

“The acquisition of Pintail is a significant step forward in RPC’s strategic evolution as a diversified oilfield services provider,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “Pintail Completions is recognized as an industry leader in wireline perforation services, complementing our existing completion service lines and making wireline a meaningful component of RPC’s portfolio. With this transaction, RPC acquires a business with strong brand recognition, attractive margins and solid cash generation. Pintail’s customer base consists primarily of Tier 1 E&Ps in the Midland and Delaware basins. We are excited to welcome Pintail’s leadership and field teams into our organization, where they will operate independently under the Pintail name.”

“The Pintail team and I are excited to continue our journey alongside RPC as a separate business entity. RPC’s platform allows Pintail to preserve both its operating model and customer centric approach that has served our customers and other stakeholders so well. RPC’s strategy creates a best-in-class environment for entrepreneurs and operators to continue to thrive,” commented Matt Houston, Pintail’s co-founder and President.

Transaction Details

●	The purchase price was $245 million
●	Consideration was comprised of a combination of approximately $170 million cash-on-hand, $25 million of RPC restricted stock consideration and a $50 million three-year note to one of the sellers
●	The agreement contains a post-closing adjustment for an agreed-upon level of Pintail’s working capital, as well as other usual and customary items

Advisors

Arnall Golden Gregory LLP served as legal counsel to RPC.

Piper Sandler Companies served as lead financial advisor and Kirkland & Ellis LLP served as legal counsel to Pintail. Stephen’s Inc. also served as financial advisor to Pintail.

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of America, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Forward Looking Statements and Risk Factors

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation: the accretive impact of the acquisition to RPC’s 2025 earnings per share and operating and free cash flow, statements that Pintail has strong brand recognition, attractive margins and solid cash generation, and Pintail’s capability to maintain trusted relationships with blue chip E&Ps by delivering service excellence, safety, low emissions and fuel cost efficiencies. Risk factors that could cause such future events not to occur as expected, and which could impact the performance of RPC and Pintail, include the following: the price of oil and natural gas and overall performance of the U.S. economy, both of which can impact capital spending by our customers and demand for our services; business interruptions due to adverse weather conditions; changes in the competitive environment of our industry; political instability in the petroleum-producing regions of the world; the actions of the OPEC oil cartel; our customers’ drilling and production activities; the risk that our assessments, such as regarding the oversupplied nature of oilfield services, will turn out incorrect; and our ability to integrate Pintail without encountering unforeseen delays or expense. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations may be found in the Risk Factors contained in RPC’s Form 10-K for the year ended December 31, 2024.

For information about RPC, Inc., please contact:

Mark Chekanow, CFA, Vice President Investor Relations

(404) 419-3809

mark.chekanow@rpc.net

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net